Exhibit 5.3

Réti, Antall & Partners

Law Firm

Vantage Holding Hungary Kft.

c/o Vantage Drilling Company

777 Post Oak Boulevard, Suite 800

Houston, Texas 77056

Re:	Hungarian Legal Opinion

Budapest, September 13, 2011

Dear Sirs,

We refer to the First Supplemental Indenture and Second Supplemental Indenture (as defined below). This is a Hungarian legal opinion.

1	DESCRIPTION OF TRANSACTION

We have acted as Hungarian legal advisors to Vantage Holding Hungary Korlátolt Felelősségű Társaság (registered seat: 1077 Budapest, Wesselényi u. 16., Hungary; company registry number: 01-09-913549; the “Company”) in connection with the exchange of USD225,000,000 aggregate principal amount of 11 1/2% Senior Secured First Lien Notes due 2015 (the “Old Notes”) which were issued pursuant to:

(i)	that certain First Supplemental Indenture, dated as of May 20, 2011, amending that certain indenture dated as of July 30, 2010 (the “Original Indenture”), which First Supplemental Indenture was made among Offshore Group Investment Limited, a Cayman Islands exempted company, as issuer (the “Issuer”), Vantage Drilling Company, a Cayman Islands exempted company, as a guarantor (the “Parent”), the Company and certain other subsidiaries of the Parent as guarantors on the one hand, and Wells Fargo Bank, National Association, and any and all successors thereto, as trustee and as collateral agent of the note holders (the “Noteholder Collateral Agent”) on the other hand (the “First Supplemental Indenture”); and

(ii)	that certain Second Supplemental Indenture, dated June 1, 2011, amending the Original Indenture, which Second Supplemental Indenture was made among the Issuer, the Parent, the Company and certain other subsidiaries of the Parent as guarantors on the one hand, and the Noteholder Collateral Agent on the other hand (the “Second Supplemental Indenture”) (the Original Indenture, the First Supplemental Indenture and the Second Supplemental Indenture hereinafter jointly referred to as the “Indenture”):

H-1077 Budapest, Wesselényi u. 16/A. Tel.: (+36) 1 461 9888, Fax: (+36) 1 461 9898, www.pwclegal.com/hu

Réti, Antall & Partners

(iii)	the Company’s accession as guarantor to that certain Purchase Agreement, dated as of May 20, 2011, made among the Issuer, the Parent, the Company as guarantor and certain other subsidiaries of the Parent as guarantors on the one hand, and agreed to and accepted by Jefferies & Company, Inc. as the representatives of the Initial Purchasers on the other hand for the sale and purchase of the Notes by the Issuer to the Initial Purchasers (the “Purchase Agreement”); and

(iv)	the Company’s accession as guarantor to that certain Registration Rights Agreement, dated as of June 1, 2011, made among the Issuer, the Company as guarantor and certain other subsidiaries of the Parent as guarantors on the one hand, and Jefferies & Company, Inc. as representatives of the Initial Purchasers on the other hand (the “Registration Rights Agreement”).

2	DEFINED TERMS

Terms defined in the Indenture have the same meaning when used in this opinion, unless otherwise defined in this opinion or the Schedule to this opinion.

3	DOCUMENTS EXAMINED

For the purposes of this opinion, we have examined the documents listed in the Schedule to this opinion (the “Documents”). The Schedule forms an integral and inseparable part of this opinion.

4	BASIS OF OPINION

4.1	This opinion is limited to the matters specifically determined below and is issued to you only for the purposes set out herein and is not to be read as extending, by implication or otherwise, to any other matters. In particular, we give no opinions as to matters of fact (except for the matters specifically determined below).

4.2	We are qualified to practice Hungarian law only, and we do not hold ourselves out as being conversant with, and express no opinion as to, the laws of any jurisdiction other than those of Hungary. This opinion is confined to and given on the basis of Hungarian law as currently in force, and it shall be construed in accordance with Hungarian law. We have made no independent investigation and do not express or imply any opinion as to the laws of any other jurisdiction and we have assumed, without inquiry, that there is nothing in the laws of any such jurisdiction which would or might affect our opinion as stated herein.

Réti, Antall & Partners

5	ASSUMPTIONS

We have assumed:

5.1	where we examined copies of original documents, that all such copies were true, authentic, full and unaltered copies of the relevant original documents, as well as the genuineness of all signatures on such documents:

5.2	insofar as the laws of any jurisdiction, other than Hungary, may be relevant that such laws do not prohibit any of the obligations or rights expressed in the Agreements (as defined in the Schedule attached hereto) or the transactions contemplated by any of the Agreements;

5.3	the validity and binding effect under the laws of the State of New York and the United States of America of the First Supplemental Indenture, the Second Supplemental Indenture, the Purchase Agreement and the Registration Rights Agreement in accordance with their respective terms;

5.4	that each of the parties to the Agreements (other than the Company):

a)	have been duly incorporated and are validly existing, and have the necessary power, authority and capacity to enter into the Agreements and to assume and perform their respective obligations under the laws of the jurisdiction under which such Agreement is governed; and

b)	have complied with all laws and regulations, other than any required under the laws of Hungary, applicable to the transactions contemplated by the Agreements and obtained in accordance with applicable law all governmental and other consents, licences and approvals, other than any required under the laws of Hungary, for the execution and performance thereof or to perfect, protect or preserve any of the interests created or intended to be created by the Agreements;

5.5	that the transactions contemplated by the Agreements have been entered into by the parties thereto in good faith, for bona fide commercial purposes;

5.6	that there are no agreements or arrangements in existence between the parties to the Agreements (or any of them), or any other persons, which in any way amend, add to or vary the terms of the Agreements of the respective rights and interests of the parties thereto; and

5.7	that there are no contractual or similar restrictions binding on any of the parties (other than the Company) to the Agreements which would affect the conclusions in this opinion.

Réti, Antall & Partners

6	RESERVATIONS

Our opinion is subject to the following reservations:

6.1	The opinions hereinafter expressed are based upon the laws in effect on the date hereof and are limited to matters governed by the laws of Hungary. Subsequent changes to such laws may result in different conclusions than those expressed herein. We undertake no obligation to advise you of any such changes.

6.2	In compliance with Section 4.2 of this opinion, we express no opinion as to any matters pertaining to any issues that may arise in connection with the agreements under the laws of the State of New York or the United States of America, and in particular as to the valid corporate existence of the parties to the Agreements (other than the Company), the power and authority of those parties to enter into the Agreements or the recognition and enforceability of foreign judgments against the Company in the State of New York or the United States of America.

6.3	The description of obligations as “enforceable”, or the term “enforceability” refer to the legal character of the obligations in question, i.e., that obligations are of a character which Hungarian law recognizes and enforces.

6.4	The obligations of the Company and the Parent, as the founder and sole member of the Company, are subject to and may be limited by insolvency, bankruptcy, liquidation, fraudulent conveyance, reorganization, moratorium, examinership, statutes of limitation, set-off and other similar laws affecting creditors’ rights generally.

6.5	We express no opinion as to the tax status or tax liability of the Company or the Parent.

7	OPINIONS

BASED UPON, and SUBJECT TO the foregoing, and having considered such questions of Hungarian law as we have deemed necessary as a basis for the opinion expressed below, we are of the opinion that:

7.1	Status: The Company is a limited liability company (korlátolt felelősségű társaság) duly incorporated and registered under the laws of Hungary.

7.2	Authorisations: The Company has the corporate power to execute, deliver and perform the obligations assumed under the First Supplemental Indenture, the Second Supplemental Indenture, the Purchase Agreement and the Registration Rights Agreement, and all necessary corporate action required under Hungarian law and the Company’s Deed of Foundation to approve and authorize the execution, delivery and performance of the First Supplemental Indenture, the Second Supplemental Indenture, the Purchase Agreement and the Registration Rights Agreement, have been taken by or on behalf the Company and the Parent.

Réti, Antall & Partners

7.3	Execution and Delivery: The First Supplemental Indenture, the Second Supplemental Indenture, the Purchase Agreement and the Registration Rights Agreement executed by the Company’s managing directors, in accordance with the representation and signing powers granted to them by the Parent in the Company’s Deed of Foundation, or by any authorized proxy duly appointed and authorized by and on behalf of the Company, have been duly executed and unconditionally delivered on behalf of, and constitute a valid and binding obligation of, the Company.

7.4	First Supplemental Indenture: The execution and delivery of, further, the performance of the Company’s obligations under, the First Supplemental Indenture by the Company does not conflict with, or result in the breach of, any of the terms of the Company’s Deed of Foundation, or any terms of Hungarian law or regulation applicable to the Company or Hungarian companies in general.

7.5	Second Supplemental Indenture: The execution and delivery of, further, the performance of the Company’s obligations under, the Second Supplemental Indenture by the Company does not conflict with, or result in the breach of, any of the terms of the Company’s Deed of Foundation, or any terms of Hungarian law or regulation applicable to the Company or Hungarian companies in general.

7.6	Purchase Agreement: The execution and delivery of, further, the performance of the Company’s obligations under, the Purchase Agreement by the Company does not conflict with, or result in the breach of, any of the terms of the Company’s Deed of Foundation, or any terms of Hungarian law or regulation applicable to the Company or Hungarian companies in general.

7.7	Registration Rights Agreement: The execution and delivery of, further, the performance of the Company’s obligations under, the Registration Rights Agreement by the Company does not conflict with, or result in the breach of, any of the terms of the Company’s Deed of Foundation, or any terms of Hungarian law or regulation applicable to the Company or Hungarian companies in general.

7.8	Consents and filings: No consents, authorizations or exemptions of or by any governmental, judicial or public body or authority in Hungary, and no filings or registrations with any registration office in Hungary are required as (i) a condition to the execution by the Company of the First Supplemental Indenture, the Second Supplemental Indenture, the Purchase Agreement, or the Registration Rights Agreement as (ii) a condition to the performance by the Company of its obligations under the First Supplemental Indenture, the Second Supplemental Indenture, the Purchase Agreement, or the Registration Rights Agreement, as (iii) a condition to the legality, validity or enforceability of the First Supplemental Indenture, the Second Supplemental Indenture, the Purchase Agreement or the Registration Rights Agreement.

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Réti, Antall & Partners

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder. Furthermore, Porter Hedges LLP may rely on this opinion as if it were addressed to them, in rendering their opinion that is being filed as Exhibit 5.1 to the Registration Statement.

Very truly yours,

Réti, Antall & Partners Law Firm

/s/ Dr. Várszegi Zoltán	/s/ Dr. Antall György
Dr. Várszegi Zoltán	Dr. Antall György
Member of the Law Firm	Partner

Réti, Antall & Partners

SCHEDULE

List of documents examined for the purpose of issuing the Hungarian law opinion:

1.	the First Supplemental Indenture;

2.	the Second Supplemental Indenture;

3.	the Purchase Agreement;

4.	the Registration Rights Agreement;

(the Documents listed in Point 1 and Point 4 are jointly referred to as the “Agreements”)

5.	the Deed of Foundation of the Company dated as of May 10, 2011 (the Deed of Foundation”);

6.	the company registry extract of the Company dated as of September 12, 2011;

7.	Members’ list of the company dated as of June 1, 2011, showing the restated and amended quota pledge created in favour of Wells Fargo, National Association as Noteholder Collateral Agent as pledgee:

8.	the founder’s resolutions dated as of May 13, 2011, passed by the Parent, approving and instructing the Company’s directors and authorized proxies to sign the First Supplemental Indenture and the Purchase Agreement (if required);

9.	the founder’s resolutions dated as of May 24, 2011, passed by the Parent, approving and instructing the Company’s directors and authorized proxies to sign the Registration Rights Agreement and any other agreement relating to, or required in connection with, the documents mentioned in points 1, 3, and 4 above or the transactions contemplated therein.